Exhibit 99.2

Spring Bank Announces Pricing of Public Offering of Common Stock

HOPKINTON, MA and NEW YORK, NY, August 8, 2018 – Spring Bank Pharmaceuticals, Inc. (Nasdaq: SBPH) today announced the pricing of an underwritten public offering of 3,000,000 shares of its common stock at a public offering price of $12.50 per share, for expected gross proceeds of $37.5 million before underwriting discounts and commissions and other offering expenses payable by Spring Bank. In addition, Spring Bank granted the underwriters a 30-day option to purchase up to an additional 450,000 shares of common stock at the public offering price, less underwriting discounts and commissions.  The offering is expected to close on or about August 13, 2018, subject to customary closing conditions.

Spring Bank intends to use the net proceeds from this offering to fund clinical trials, nonclinical studies, research and development and for general corporate purposes.

Jefferies and Piper Jaffray are acting as joint book-running managers for the offering.

The securities described above are being offered by Spring Bank pursuant to a registration statement on Form S-3 (File No. 333-218399) that was declared effective by the Securities and Exchange Commission (SEC) on June 12, 2017. A preliminary prospectus supplement relating to the securities sold in this offering was filed with the SEC on August 8, 2018.  A final prospectus supplement and an accompanying prospectus relating to the offering will be filed with the SEC and will be available on the SEC’s web site at www.sec.gov.  Copies of the final prospectus supplement and the accompanying prospectus relating to this offering may be obtained, when available, by contacting Jefferies LLC, Attention: Equity Syndicate Prospectus Department, 520 Madison Avenue, 2nd Floor, New York, NY 10022, by e-mail at prospectus_department@jefferies.com or by telephone at (877) 821-7388; or by contacting Piper Jaffray & Co., 800 Nicollet Mall, J12S03, Minneapolis, MN 55402, Attention: Prospectus Department, by telephone at (800) 747-3924 or by e-mail at prospectus@pjc.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Spring Bank Pharmaceuticals

Spring Bank Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaged in the discovery and development of a novel class of therapeutics using its proprietary small molecule nucleic acid hybrid (SMNH) chemistry platform. SMNH compounds are small segments of nucleic acids that the company designs to selectively target and modulate the activity of specific proteins implicated in various disease states. The company is developing its most advanced SMNH product candidate, inarigivir soproxil for the treatment of viral diseases, including hepatitis B virus (HBV).  Spring Bank Pharmaceuticals is also developing other SMNH product candidates, including SB 11285, the company’s lead immunotherapeutic agent for the treatment of selected cancers through the activation of the STimulator of INterferon Genes, or STING, pathway. For more information, please visit www.springbankpharm.com.

Contacts

For investor inquires:

Spring Bank Pharmaceuticals, Inc.

Jonathan Freve

Chief Financial Officer

(508) 473-5993

jfreve@springbankpharm.com

LifeSci Advisors, LLC

Andrew McDonald, Ph.D.

(646) 597-6987

Andrew@lifesciadvisors.com

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